As filed with the Securities and Exchange Commission on January 21, 2000
                          Registration No.: -_________
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                                WORLDWATER CORP.
             (Exact name of registrant as specified in its charter)

                   Nevada                             33-0123045
          (State of Incorporation            (IRS Employer Identification No.)
              or Organization)

                            Pennington Business Park
                                55 Route 31 South
                          Pennington, New Jersey 08534

            (Address of Principal Executive Offices)             (Zip Code)

                WORLDWATER CORP. 1999 INCENTIVE STOCK OPTION PLAN
                             (Full name of the Plan)
                                   -----------
                                    Copy to:
 Quentin T. Kelly                              Stephen A. Salvo
 Chairman and Chief Executive Officer          Salvo, Russell and Fichter
 WorldWater Corp.                              1767 Sentry Parkway West
 Pennington Business Park                      Suite 210
 55 Route 31 South                             Blue Bell, Pennsylvania   19422
 Pennington, New Jersey 08534                  Telephone: (215) 653-0110
 Telephone: (609) 818-0700
 ------------------------------------          --------------------------------

                        Corporate Advisory Service, Inc.
                           251 Jeanell Drive, Suite 3
                            Carson City, Nevada 89703

                 (Name and Address of Agent for Service Process)

Approximate date of proposed commencement of sales pursuant to the Plans: Upon effectiveness of this Registration Statement.

                         CALCULATION OF REGISTRATION FEE

                                        Proposed          Proposed
                                        Maximum           Maximum
Title of Securities    Amount to be     Offering Price    Aggregate                 Amount of
to be Registered       Registered       Per Share(1)      Offering Price(1)      Registration Fee
-------------------------------------------------------------------------------------------------
Common Stock
$.001 par value         2,000,000         $.48             $960,000                 $266.88


     (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the "Securities Act"), on the basis of $.48 per share. The proposed maximum offering price per share of $.48 was calculated based on the average of the bid and asked prices of the shares of the Registrant as reported on the over-the-counter market on January 13, 2000.

                                   PROSPECTUS

                                WORLDWATER CORP.
                                 (the "Company")

               2,000,000 Shares of Common Stock, $.001 par value,
                        offered pursuant to the Company's
                  1999 Incentive Stock Option Plan (the "Plan")

The Company is offering or may offer a maximum of 2,000,000 shares (subject to adjustment in certain circumstances) of its Common Stock, $.001 par value (the "Common Stock"), to officers or other key employees of the Company, directors and consultants who, in the opinion of a Committee of members of the Board of Directors, can contribute significantly to the growth and profitability of the Company ("Key Employees"). Such offers are or will be made at the prices and on the terms and conditions contained in the respective stock option agreements entered into or to be entered into with each optionee (the "Agreements").


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is January 19, 2000




No person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offering made by this Prospectus; and any information or representations not contained herein must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities to which this Prospectus relates in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof.

TABLE OF CONTENTS

                                                                    Page
         Additional Information                                      2
         Incorporation by Reference                                  2
         The Company                                                 3
         The Plan                                                    4
         Description of the Company's Common Stock                   7
         Experts                                                     8
         Legal Opinion                                               9



                             ADDITIONAL INFORMATION

The Company has filed with the Commission, Washington, D.C., a Registration Statement on Form S-8 under the 1933 Act relating to the shares of Common Stock offered hereby. For further information, reference is made to the Registration Statement, including the Exhibits filed as part thereof. Statements contained in this Prospectus as to the provisions of the Plan and the Agreements are not complete and in each instance reference is made to the Plan and the Agreements.

The Company is subject to informational requirements under Section 13 of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports and other information with the Commission. Reports and other information concerning the Company can be inspected without charge and copied upon payment of prescribed rates at the public reference facilities maintained by the Commission at its offices at 450 Fifth Street, N.W., Washington, D.C. 20549; as well as at the regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, NY 10048. Additional updating information with respect to the securities and Plan described herein may be provided in the future to Plan participants by means of appendices to the Prospectus.

                           INCORPORATION BY REFERENCE

The following documents filed by the Company with the Commission are incorporated by reference in this Prospectus and shall be deemed to be a part hereof:

     1. The Company's Quarterly Report or Form 10-QSB for the quarter ended September 30, 1999.

     2. The Company's Annual Report on Form 10-KSB for the year ended December 31, 1998.

     3. The Company's Proxy Statement dated May 13, 1999 for the Annual Meeting of Shareholders held on June 16, 1999.

Documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14, and 15(d) of the 1934 Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all the securities offered by this Prospectus have been sold or which deregisters all of the securities remaining unsold shall be deemed to be incorporated by reference into this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this Prospectus or in any other document which also is incorporated herein by reference modifies or replaces such statement. Any such statement as modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

The Company has delivered or caused to be delivered with this Prospectus to each employee to whom this Prospectus is sent or given a copy of the Company's annual report to shareholders for its last fiscal year, unless such employee otherwise has received a copy of such report, in which case the Company will promptly furnish without charge a copy of such report upon the written request of the employee.

THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM A PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL INFORMATION THAT HAS BEEN INCORPORATED BY REFERENCE IN THIS PROSPECTUS (NOT INCLUDING EXHIBITS TO THE INFORMATION THAT IS INCORPORATED BY REFERENCE UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE HEREIN). SUCH REQUESTS SHOULD BE DIRECTED TO JOHN PELL, PRESIDENT, WORLDWATER CORPORATION, PENNINGTON BUSINESS PARK, 55 ROUTE 31 SOUTH, PENNINGTON, NEW JERSEY 08534.


                     INFORMATION REQUIRED IN THE PROSPECTUS

                                   THE COMPANY

The Company was incorporated in the state of Nevada on April 3, 1985 under the name Golden Beverage Company. In April 1997, the Company entered into a reverse merger transaction with WorldWater, Inc., a Delaware corporation formed in January 1984. Since the merger transaction, the Company, under the name of WorldWater Corp., has been engaged exclusively in the solar/water power industry. The Company's common stock is publicly traded on the OTC

Bulletin Board under the symbol WWAT. The Company's principal executive office is located at Pennington Business Park, 55 Route 31 South, Pennington, New Jersey 08534. Its telephone number is (609) 818-0700.

                                    THE PLAN

Adoption and Adjustment; Termination

In April 1999, the Board of Directors of the Company (the "Board") unanimously adopted the Plan, subject to the approval of the shareholders of the Company, which approval was obtained at the Annual Meeting of Shareholders on June 16, 1999.

In accordance with the terms of the Plan, at any time and from time to time, the Board may terminate, amend, or modify the Plan. Such amendment or modification may be without shareholder approval except to the extent that such approval is required by the Internal Revenue Code of 1986, as amended (the "Code"), pursuant to the rules under Section 16 of the Exchange Act, by any national securities exchange or system on which the Stock is then listed or reported, by any regulatory body having jurisdiction with respect thereto or under any other applicable laws, rules or regulations. No amendment, suspension or termination of the Plan shall, without the optionee's consent, alter or impair any rights or obligations under any Agreement previously entered into under the Plan. The Plan shall terminate ten (10) years after the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier, unless previously terminated.

As of the date of this Prospectus, there are no outstanding options to purchase shares of Common Stock under the Plan.

Nature and Purpose of the Plan

Subject to certain limitations, the Plan authorizes the grant of Incentive Stock Options, Non-qualified Options and Restricted Stock (sometimes collectively referred to as the "Options") to purchase shares of Common Stock to Key Employees, directors and consultants.

The purpose of the Plan is to promote the success of the Company by providing incentives to Key Employees that will promote the identification of their personal interest with the long-term financial success of the Company and with growth in shareholder value.

Administration

The Plan provides that it is to be administered by a committee of the Board of Directors of the Company (the "Committee"). Subject to the provisions of the Plan, the Committee shall have the following plenary powers: (i) to establish, amend or waive rules or regulations for the Plan's administration; (ii) except in those instances in which a dispute arises, to construe and interpret the Agreements and the Plan; and (iii) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan.

Members of the Board are elected for a one (1) year term by the shareholders and are subject to removal in accordance with the Articles of Organization and By-Laws of the Company.

Eligibility and Extent of Participation

Persons eligible to participate in the Plan include all employees of the Company who, in the opinion of the Committee, are Key Employees, and directors and consultants.

Shares Subject to the Plan

The Plan authorizes the grant of Options covering no more than 2,000,000 shares of Common Stock (subject to further adjustment in certain circumstances).

The Committee has discretion in determining the number of Shares subject to Options granted to each Participant, provided, however, that the aggregate Fair Market Value (determined at the time the Award is made) of Shares with respect to which any participant may first exercise Incentive Stock Options granted under the Plan during any calendar year may not exceed $100,000 or such amount as shall be specified in Section 422A of the Code and rules and regulation thereunder.

Each Option grant shall be evidenced by an Agreement that shall specify the type of Option granted, the Option Price (as defined below), the duration of the Option, the number of Shares to which the Option pertains, any conditions imposed upon the exercisability of Options in the event of retirement, death, disability or other termination of employment, and such other provisions as the Committee shall determine.

Option Price

The exercise price per share of Stock covered by an Option ("Option Price") shall be determined by the Committee subject to the following limitations. The Option Price shall not be less than 100% of the Fair Market Value of such Stock on the Grant Date. An Incentive Stock Option granted to an employee who, at the time of grant, owns (within the meaning of Section 425(d) of the Code) Stock possessing more than 10% of the total combined voting power of all classes of Stock of the Company, shall have an Option Price which is at least equal to 110% of the Fair Market Value of the Stock.

Option Periods

Each Option shall expire at such time as the Committee shall determine at the time of grant provided, however, that no Incentive Stock Option shall be exercisable later than the tenth (10th) anniversary date of its Award Date

Termination of Employment, Death and Non-Assignability

Options are not assignable but may be transferred by will or by the laws of descent and distribution, and during the optionee's lifetime are exercisable only by the optionee. Termination of the optionee's status as a Key Employee for any reason shall cause an Option to terminate in accordance with the provisions of the Option Agreement between the Company and the Key Employee unless such termination is due to such person's permanent and total disability or death, in which case the Option may not be terminated before its specified maturity date.

With respect to Key Employees granted Restricted Shares (i) in the event that a Key Employee's employment is terminated because of retirement, death or disability, any remaining period of restriction shall automatically terminate and the shares shall be free of restrictions and freely transferrable; (ii) in the event that a Key Employee's employment is terminated for any reason other than retirement, death or disability, then any shares of Restricted Stock still subject to restrictions as of the date of termination shall automatically be forfeited and returned to the Company.

Sale of Shares

Affiliates of the Company may not resell shares purchased under the Plan pursuant to this Prospectus; they may resell only under a prospectus that is part of an appropriate effective registration statement under the Securities Act of 1933, as amended (the "1933 Act"), or in compliance with Rule 144 of the Rules and Regulations of the Securities and Exchange Commission (the "Commission") promulgated under the 1933 Act, or otherwise pursuant to an available exemption from registration. In general, Affiliates are persons with power to manage and direct the policies of the Company, such as its executive officers and directors, and certain relatives of such persons. Each Employee should, prior to reselling or re-offering any option shares, consult counsel to determine whether he or she is in compliance with all of the foregoing restrictions.

General

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended and adjusted.

Taxation

The Plan is not qualified under Section 401 of the Code. The following discussion of the federal income tax consequences of the granting and exercise of Options is based on an analysis of the Code as in effect on the date of this Prospectus and the rulings and regulations published thereunder before such date. The rules contained in the applicable provisions of the Code and the regulations and rulings thereunder are quite technical, so the description of federal tax consequences set forth herein is necessarily general in nature and does not purport to be complete. Optionees may also be subject to state or local income tax consequences in the jurisdictions in which they work or reside. Optionees should not rely upon this discussion for advice regarding their individual situations and are advised to seek professional individual counsel.

Optionees do not realize income at the time of grant of an Option. Recognition of such income is postponed until the optionee exercises the Option. The amount of income recognized will generally be equal to the difference between fair market value of the shares on the date of exercise and the fair market value of the shares on the date of grant of the Option.

The Company is entitled to a deduction for federal income tax purposes only to the extent that ordinary income is realized by the optionee upon exercise of the Option.

DESCRIPTION OF THE COMPANY'S COMMON STOCK

The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. As of October 20, 1999, there were 26,535,582 shares of Common Stock outstanding.

Dividend Rights

Holders of the Common Stock are entitled to receive such dividends as are declared by the Board out of funds legally available therefor.

Voting Rights

Holders of the Common Stock are entitled to one vote for each share of stock held by them. The shares of Common Stock do not have cumulative voting rights. This means that the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect 100% of the class of directors standing for election at any meeting if they choose to do so, and in such event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to the Board of Directors of the Company at the meeting.

Pre-emptive Rights

The holders of the Common Stock have no pre-emptive rights.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of the affairs of the Company, after payment to the holders of any shares of preferred stock then issued and outstanding of the amounts to which they are entitled, the holders of Common Stock will be entitled to receive pro rata any assets distributable to shareholders with respect to shares held by them.

Election of Directors

Each Director serves for a one (1) year term ending on the date of each annual meeting of stockholders following the annual meeting at which such Director was elected, or, if the Director was not elected at an annual meeting, until the end of the one (1) year term to which he was elected, and, in each case, until his successor is duly elected and qualified or until his earlier resignation, removal from office or death.

Other Matters

The Common Stock has no conversion rights, and is not subject to any redemption or sinking fund provisions or any further calls or assessments. The shares of Common Stock currently outstanding are, and the shares of Common Stock to be issued pursuant to the Plan will be, fully paid and non-assessable.

The Company's Articles of Organization impose certain limitations on the ability of the Company and its shareholders to recover monetary damages from the Company's Directors and Officers for breach of fiduciary duty by such Directors or Officers in their capacity as Director or Officer. Directors and Officers of the Company continue to have liability to the Company and its shareholders for monetary damages for any breach of fiduciary duty involving (i) acts or omissions which involve intentional misconduct, fraud, or a knowing violation of the law or (ii) in the case of Directors, the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

                                     EXPERTS

The consolidated financial statements of the Company as of December 31, 1998 and for each of the prior three year periods ending December 31 are incorporated by reference herein.

                                  LEGAL OPINION

Salvo, Russell and Fichter, counsel for the Company, will give its opinion as to the legality of the Common Stock being offered hereby, indicating that when sold, the Common Stock will be legally issued, fully paid and nonassessable.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     WorldWater Corp. (the "Company") will furnish shareholders with annual reports containing audited financial statements. Quarterly reports containing unaudited financial statements are available upon written request. Copies of the annual reports, and any other communications sent to the Company's shareholders generally, also will be furnished to all employees eligible to participate in the Plans.

     The Company hereby incorporates herein by reference the following documents filed by the Company with the Commission:

     (a) Annual Report on Form 10-KSB for the year ended December 31, 1998, filed pursuant to Section 13 of the 1934 Act; and

     (2) All other reports filed pursuant to Section 13(a) or 15 (d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since December 31, 1998.

     All documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act, prior to the filing of a post-effective amendment which indicates that all the Company's Common Stock offered hereby has been sold or which deregisters such Company Common Stock then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities.

     Not Applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not applicable.

     Item 6. Indemnification of Directors and Officers.

     The Nevada Stock Corporation Act (the "Nevada Act") permits a corporation with shareholder approval to indemnify its officers and directors against liability incurred in all proceedings, including derivative proceedings, arising out of their service to the corporation as long as they have not engaged in willful misconduct or a knowing violation of a criminal law. The Registrant's Articles of Incorporation require the Registrant to indemnify its directors, and permit it to indemnify officers, in all such proceedings if they have not violated this standard of conduct.

     The Nevada Act places a limit on the liability of a director or officer in derivative and shareholder proceedings equal to the lesser of: (i) the amount specified in the corporation's articles of incorporation or shareholder-approved bylaw; or (ii) the greater of (a) $100,000 or (b) twelve months of cash compensation received by the officer or director. The limit does not apply in the event the director or officer has engaged in willful misconduct or a knowing violation of a criminal law or a federal or state securities law. The effect of the Company's Articles of Incorporation, together with the Nevada Act, is accordingly to limit liability of directors and officers for money damages to one dollar in shareholder and derivative proceedings, as long as the required standard of conduct is met.

     Item 7. Exemption from Registration Claimed.

     Not Applicable.

     Item 8. Exhibits.

     An index of Exhibits appears at page II-5 hereof.

     Item 9. Undertakings.

      (1) The undersigned hereby undertakes:

            1. To file, during any period in which it offers or sells securities, a post-effective amendment to the registration statement:

                  (1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) to include any additional or changed  information on the plan of distribution.

      Provided, however, that paragraphs (a) (i) and (a) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

            2. That, for the purpose of determining liability under the Securities Act of 1933, each post-effective amendment shall be treated as a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof; and

            c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the undersigned certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Pennington Township, New Jersey, on January 19, 2000.

                                WORLDWATER CORP.
                             Pennington, New Jersey

By:

/s/ Quentin T. Kelly
--------------------------
Quentin T. Kelly
Chairman and
Chief Executive Officer


      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:




       NAME                                  TITLE                                  DATE
       ----                                  -----                                  ----
/s/ Quentin T. Kelly             Chairman and Chief Executive Officer
-------------------------------  (Principal Executive Officer), Treasurer
    Quentin T. Kelly             and Director                                 January 19, 2000

/s/ John A. Pell
-----------------------------    President and Chief Operating                January 19, 2000
    John A. Pell                 Officer


                                      II-4


/s/ Stephen A. Salvo
-----------------------------    Secretary                                    January 19, 2000
    Stephen A. Salvo


/s/ Joseph Cygler
-----------------------------    Director                                     January 19, 2000
    Joseph Cygler


/s/ Martin Beyer
-------------------------------  Director                                     January 19, 2000
    Martin Beyer


/s/ Russell Sturzebecker
------------------------------   Director                                     January 19, 2000
    Russell Sturzebecker


/s/ Rolf Hafeli
------------------------------   Director                                     January 19, 2000
    Rolf Hafeli


/s/ Davinder Sethi
------------------------------   Director                                     January 19, 2000
    Davinder Sethi

                                  EXHIBIT INDEX



Exhibit Number      Exhibit Description
--------------      ---------------------




    3.(i) Articles of Incorporation; Incorporated by reference from the Registration Statement on Form S-18, No. 333-24693, filed with the Commission by the Company's predecessor on March 12, 1987

    3.(ii)          Amended and Restated By-laws

    5 Opinion of Salvo, Russell and Fichter, with respect to the validity of the Common Stock, filed herewith.

   10               1999 Stock Option Plan, filed herewith

   23.1 Consent of DeAngelis & Higgins, Independent Public Accountants dated January 18, 2000, filed herewith.

   23.2 Consent of Salvo, Russell and Fichter, contained in their opinion filed as Exhibit 5 hereto.